ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made effective as of August 9, 2006, by and between Dealer Computer Services, Inc., a Delaware corporation (“Seller”), and ProQuest Business Solutions Inc., a Delaware corporation (“Buyer”).

Buyer desires to acquire substantially all of the assets used in the Business (as defined herein) from Seller upon the terms and subject to the conditions set forth in this Agreement, and Seller desires to sell, convey, transfer, assign and deliver substantially all of the assets used in the Business to Buyer upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.	DEFINITIONS

1.1          Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” – all accounts receivable and other receivables, billed and unbilled, that are due and payable to Seller prior to the Closing for products and/or services provided by Seller in the Business and/or pursuant to the CPD Customer Contracts prior to the Closing.

“Affiliate” – any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Person specified.

“Agreement” – this Asset Purchase Agreement, as amended from time to time.

“Allocations” – as defined in Section 3.3 hereof.

“Assets” – as defined in Section 2.1 hereof.

“Assumed Contracts” – as defined in Section 4.12 hereof.

“Assumed Liabilities” – as defined in Section 2.4 hereof.

“Bill of Sale” – as defined in Section 2.8 hereof.

“Billing Records and Customer Files” – all billing records related to the CPD Product for all CPD Customer Contracts active as of the Closing Date sufficient to enable Buyer to bill Dealers pursuant to the CPD Customer Contracts and including, without limitation, an accounts receivable aging report, and all files for customers of the Business with CPD Customer Contracts active as of the Closing Date, including, without limitation, all agreements, correspondence, and support and maintenance records, all in the form maintained by Seller in the ordinary course prior to the Closing. Billing Records and Customers Files include, inter alia, “Contract Files” comprised of the CPD Customer Contract, including any amendments, modifications or extensions thereof, notices of termination and any buy-out figures that may have been provided by Seller to any Dealer with respect to the CPD Customer Contract; and correspondence and other documentation related to the CPD Product from Seller’s “Permanent Dealer Files.”

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“Books and Records” – all books, records, files and data, certificates and other documents of Seller arising from the conduct of the Business or the ownership of the Assets prior to the Closing, all sales and promotional literature, or copies thereof, used or held for use by Seller in the conduct of the Business, all customer proposals (including backup documentation and work papers) submitted by Seller to customers or prospective customers of the Business to the extent regarding the offer of proposed services or products of the Business, and all files for prospective customers or former customers of the Business, other than Billing Records and Customer Files. Without limiting the foregoing, Seller’s legal files, including any legal files regarding CPD Customer Contracts not delivered to Seller, shall constitute part of the Books and Records subject to the obligations of Seller pursuant to Section 8.2

“Business” – the business operations, functions and activities conducted on the date hereof by Seller related to the CPD Product, including development, publishing, maintenance (including, without limitation, hardware maintenance), sales and distribution of the CPD Product, the provision (whether directly or indirectly through distributorship, sales agent or other third party relationships) of the CPD Product (and/or any components thereof) and any related services offered by Seller in connection with the CPD Product such as training, support and consulting services, but “Business” excludes any operations, functions and activities related to the Seller’s dealer management system.

“Business Day” – any day on which trading occurs on the New York Stock Exchange.

“Business Intellectual Property” – collectively, the Owned Software and Documentation, the Licensed Software and Documentation and the Publishing Technology.

“Buyer” – as defined in the preamble of this Agreement.

“Buyer Indemnified Parties” – as defined in Section 9.2.1 hereof.

“Certificate” – as defined in Section 9.3.1 hereof.

“Closing” – as defined in Section 2.6 hereof.

“Closing Date” – as defined in Section 2.6 hereof.

“Code” – the Internal Revenue Code of 1986, as amended or any subsequent legislative enactment thereof, as amended, and in effect from time to time, including any rules and regulations promulgated thereunder.

“Common Code” – as defined in Section 8.9 hereof.

“Contracts” – as defined in Section 4.12 hereof.

“CPD Customer Contract” – an agreement between Seller (or any Affiliate of Seller) and a Dealer pursuant to which Seller (or any such Affiliate) provides CPD Products and related materials and/or services to such Dealer, and any extension, renewal or replacement of any such agreement made after the Closing pursuant to which Buyer continues to provide such Dealer with an electronic parts catalog system during the Payment Term. “CPD Customer Contract” shall not include (a) any agreement between Buyer and any Dealer in effect prior to the Closing, including, without limitation, any agreement pursuant to which Buyer provides any electronic parts catalog solution to such Dealer or (b) any agreement for the supply (sale, lease or other supply arrangement, plus delivery and/or installation) of Non-Seller Equipment (but “CPD Customer Contract” shall include hardware maintenance services for Non-Seller Equipment.

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“CPD Customer Contract Revenue” – the amount payable by a CPD Customer pursuant to a CPD Customer Contract in respect of a CPD Product, any replacement, enhancement or substitute electronic parts catalog product that may be supplied by Buyer to the CPD Customer during the Payment Term (except the price for Non-Seller Equipment, whether paid in full, in installments, pursuant to a financing lease, etc., and charges for delivery and installation), and related materials and/or services, including, without limitation, hardware maintenance services for CPD Product hardware including, without limitation, Non-Seller Equipment. CPD Customer Contract Revenue shall not include any amounts payable by a CPD Customer to Buyer for any add-on product or other product not supplied by Buyer as a direct replacement, enhancement or substitute for Seller’s CPD Product.

“CPD Product” – the electronic parts catalog system developed by or on behalf of Seller, including, without limitation, all versions (past and current) of the computer programs known as “CPD2000,” “CPD2000P,” “CPD2000Net,” and “CPDNetXP,” all work in progress relating to any of such computer programs and all predecessor computer programs, whether known as “CPD” or by some other product name.

“Dealer” – a retail seller of automotive products, including, without limitation, products manufactured and/or distributed by Ford Motor Company.

“Encumbrances” – liens, security interests, options, rights of first refusal, permits, security agreements, or any other encumbrances or other restrictions or limitations on the use of property or irregularities in title thereto, including, without limitation, all matters of record and all matters which may be disclosed by physical inspection of the Assets.

“Excluded Assets” – as defined in Section 2.2 hereof.

“Excluded Liabilities” – as defined in Section 2.3 hereof.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indemnified Party” – as defined in Section 9.3.1 hereof.

“Indemnifying Party” – as defined in Section 9.3.1 hereof.

“Intellectual Property Rights” – all (a) trademarks, service marks and names, and all trademark or service mark registrations (and any applications therefor); (b) copyrights, copyright registrations and copyright applications; (c) patent rights including, without limitation, issued patents, applications, divisions, continuations and inventors’ certificates; (d) trade secrets, proprietary information, processes, inventions and notes, drawings, flowcharts and designs.

“Licensed Publishing Technology” – all computer programs, know-how, and processes licensed by Seller from another Person and used by Seller to publish Third-Party Data to the CPD Product or for use in connection with the CPD Product.

“Licensed Software and Documentation” – all (a) computer programs, (b) documentation, specifications, manuals, installation instructions, programmers’ notes, source code annotations and materials associated therewith, and (c) all Intellectual Property Rights subsisting in or related to any of the foregoing, as licensed to Seller and used in connection with the Business (regardless of whether it is used internally by Seller and/or by customers of the Business).

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“Loss” – as defined in Section 9.2.1 hereof.

“Material Adverse Effect” – shall mean any effect that is materially adverse to the Business or the Assets, when taken as a whole.

“Net CPD Customer Contract Revenue” – CPD Customer Contract Revenue, less the cost of any fees or charges payable by Buyer to Ford Motor Company (or any affiliate of Ford Motor Company) (collectively, “Ford”) in respect of manufacturer data published with the CPD Product, including, without limitation, the amount of any fixed fees allocated to Dealers receiving the CPD Product (which allocation shall be a per Dealer amount equal to (x) the total of fixed fees payable by Buyer to Ford divided by (y) the number of Dealers that then receive Ford data from Buyer) as well as the amount of any royalty or license fee attributable to any CPD Product provided by Buyer to any Dealer, and less any sales, use or similar taxes, shipping and handling charges and any other out-of-pocket (reimbursable) expenses collected by Buyer from the CPD Customer and Buyer’s out-of-pocket cost to collect any CPD Customer Contract Revenue not paid when due.

“Non-CPD Products” – collectively, all products and services of Seller other than the CPD Product and services related to the CPD Product, including, without limitation, Seller’s dealer management system products and services and Seller’s parts inventory locater database.

“Non-Seller Equipment” – as defined in Section 6.5.1 hereof.

“Order” – any order, judgment, injunction, award, decree or writ.

“Other Agreements” – as defined in Section 4.2 hereof.

“Owned Publishing Technology” – all computer programs, including, without limitation, rights in Common Code as provided in Section 8.9, know-how, and processes owned by Seller and used by Seller to publish Third-Party Data to the CPD Product or for use in connection with the CPD Product.

“Owned Software and Documentation” – all (a) computer programs, (b) documentation, specifications, manuals, installation instructions, programmers’ notes, source code annotations and materials associated therewith, and (c) all Intellectual Property Rights subsisting in or related to any of the foregoing, owned by Seller and used in the Business (regardless of whether it is used internally by Seller and/or by customers of the Business).

“Payment Term” – the period of time commencing on the Closing Date and continuing for five (5) years after the Closing Date.

“Permitted Encumbrances” – liens for current Taxes and other assessments or governmental charges or levies on property that are not yet due and delinquent.

“Person” – any individual, partnership, joint venture, corporation, trust, government or department or agency thereof or other entity.

“Publishing Technology” – collectively, the Owned Publishing Technology and the Licensed Publishing Technology.

“Purchase Price” – as defined in Section 3.1 hereof.

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“Returns” – all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

“Seller” – as defined in the preamble to this Agreement.

“Source Materials” – for any computer program, the source code and all related documentation, including, without limitation, user manuals, administrator manuals, training and installation materials, developers’ notes, designs, flowcharts, diagrams and source code annotations and other materials related to the operation, maintenance or support of such computer program.

“Subsidiary” – with respect to any Person, a majority of the equity interests in or voting control of which is owned or controlled by such Person.

“Tax Actions” – as defined in Section 4.8.3 hereof.

“Taxes” – all federal, state, local, foreign and other taxes, including, without limitation, income, gross receipts, sales, use, ad valorem, transfer, franchise, license, goods and services, employment, excise, property and other taxes, fees, assessments or charges of any kind whatever, and deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Third-Party Data” – as defined in Section 4.9.7 hereof.

2.	THE TRANSACTION

2.1          Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Buyer shall purchase or acquire from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, the Assets on the Closing Date against the consideration to be paid by Buyer to Seller as specified in Section 3.1 hereof. The term “Assets” shall mean all of the right, title and interest of Seller in the following assets, except to the extent they are Excluded Assets:

(a)           the Publishing Technology and the computer equipment described on Schedule 2.1(a) hereto;

(b)          all Business Intellectual Property, including, without limitation, all Source Materials for all Owned Software and Documentation and all Publishing Technology and, subject to Section 8.9, joint ownership rights in the Common Code;

(c)           the Billing Records and Customer Files for all Dealers who have CPD Customer Contracts in effect as of the Closing;

(d)	all Assumed Contracts;

(e)           the trademarks and service marks listed on Schedule 2.1(e) hereto, any variations or derivations of any of such trade names and service marks, and any registrations of or applications to register any of the foregoing;

(f)	the website www.cpdnews.com;

(g)           all other assets and rights, tangible or intangible, owned or possessed by Seller reasonably necessary to operate the Business as it is conducted immediately prior to Closing; and

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(h)          all of the goodwill associated with any or all of the items described in the foregoing clauses (a) through (g).

2.2          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Assets shall not include, and Buyers shall not purchase, any of the following assets of Seller (the “Excluded Assets”):

(a)           (i) the corporate charter, corporate accounting journals, minute book and stock record books and corporate seal of Seller, (ii) the Books and Records, and (iii) all of the books and records of Seller not related to or used in the Business;

(b)	all cash and cash equivalents;
(c)	Accounts Receivable;

(d)          all names, logos, trademarks, service marks and trade names other than those listed in Schedule 2.1(e), and registration of or applications to register any of the foregoing;

(e)           Intellectual Property Rights other than those subsisting in or relating to the Business Intellectual Property;

(f)           computer programs other than the Owned Software and Documentation, the Licensed Software and Documentation and the Publishing Technology, including, without limitation, the computer programs owned by Seller and used to create certain databases, namely the Vehicle Identification Number (VIN) Decode Database and the Bill of Materials Database, used by the CPD Product, which databases are licensed by Seller to Buyer pursuant to Section 6.6 of this Agreement;

(g)           any CPD Customer Contract as to which the Dealer party is a named plaintiff or named defendant in any litigation (whether in court, arbitration or other dispute resolution proceeding) pending at the time of Closing, including, without limitation, the CPD Customer Contracts identified on Schedule 4.7 hereto; subject, however, to Buyer’s agreement to assume one or more such CPD Customer Contracts after the Closing upon satisfaction of certain conditions further described in Section 2.4.2 of this Agreement;

(h)          the contracts described on Schedule 2.2(h) hereto and any other contract that is not an Assumed Contract;

(i)            any other assets and rights, tangible or intangible, that are not directly related to the Business or that are used outside the Business, whether or not specifically referred to herein, including, without limitation, Seller’s dealer management system technology; provided that to the extent any such assets or rights are reasonably required by Buyer to continue to operate the Business, Seller shall confer upon Buyer such rights to access and use such assets and rights as may be necessary and appropriate to provide Buyer the benefits of such assets and rights;

(j)	all refunds to any tax obligation of Seller;

(k)          Seller’s rights in the Common Code as further described in Section 8.9 hereof; and

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(l)            the rights of Seller pursuant to this Agreement or any other agreement entered into in connection herewith.

2.3          Exclusion of Liabilities and Obligations. Except to the extent provided in Section 2.4 hereof and notwithstanding anything to the contrary in this Agreement, Buyer shall not assume any liabilities, obligations or commitments of Seller (or any Affiliates of Seller), whether absolute, accrued, contingent, known or unknown or otherwise, and whether or not based on or arising out of or in connection with the Business or Seller’s (or such Affiliate’s) ownership, possession, use or operation of the Assets on or prior to the Closing (the “Excluded Liabilities”), including, but not limited to:

(a)           any liabilities and obligations relating to any contract, commitment, lease, purchase order or other agreement that is not an Assumed Contract, whether written or oral, and whether or not such liabilities and obligations arise prior to or after the Closing, including, without limitation, all pending claims and litigation with respect to CPD Customer Contracts identified on Schedule 4.7 hereto;

(b)          any liabilities and obligations under the Assumed Contracts arising prior to the Closing, including, without limitation, any liabilities and obligations arising from any event, occurrence, condition or act (including, without limitation, the expiration of Seller’s license to use Third-Party Data from Ford) whether claims are first alleged or made prior to or after Closing or relate in any way to any of the claims and litigation identified on Schedule 4.7 hereto; provided, however, that to the extent that any such liabilities or obligations consist of ordinary-course-of-business product, service or payment-for-service obligations to be performed after the Closing, such liabilities and obligations shall not be considered Excluded Liabilities;

(c)           any liabilities and obligations arising at any time out of any arrangement of Seller with respect to Third-Party Data, including, without limitation, any liabilities and obligations related to Seller’s Third Party Data agreement with Ford and/or the expiration or termination of such agreement and Seller’s right to access and use Ford’s Third-Party Data;

(d)          any liabilities and obligations of Seller (or any Affiliate of Seller) that arise by reason of or with respect to this Agreement or any of the transactions contemplated hereby (including, without limitation, legal, accounting, brokerage, investment banking or finder’s fees);

(e)           any liabilities and obligations of Seller for any loan or other indebtedness, whether or not such loan or debt was incurred in connection with the Business;

(f)           any liabilities and obligations arising out of the employment and/or termination of employment by Seller of any past or present employee;

(g)           any liabilities and obligations under or with respect to any employee benefit plan, program, contract or arrangement (including, without limitation, any pension, life insurance, disability, medical and severance benefits) covering past or present employees of Seller or their beneficiaries;

(h)          any liabilities and obligations for Taxes arising from the Business for periods prior to the Closing and all liabilities and obligations for Taxes arising other than from the Business, whether or not such Taxes accrue prior to or after the Closing;

(i)            any liabilities and obligations of Seller or any Affiliate of Seller for infringement or misappropriation of the intellectual property of any other Person;

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(j)           any liabilities and obligations of Seller or any Affiliate of Seller relating to any claim, dispute, litigation or governmental proceeding or investigation, to the extent arising out of any alleged violation or non-compliance by Seller of any obligations imposed under any statute, rule, regulation or ordinance applicable to the conduct of the Business prior to the Closing;

(k)          any liabilities and obligations of any nature arising from or relating to the Excluded Assets;

(l)            any severance and termination liabilities of Seller under any contract or agreement to which Seller is a party that has been terminated prior to the Closing or that arise as a result of the transactions contemplated by this Agreement; and

(m)         any other liabilities or obligations arising out of the conduct of the Business prior to the Closing.

2.4	Assumption of Certain Liabilities and Obligations.

2.4.1       At the Closing, Buyer shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all liabilities and obligations arising solely from Buyer’s ownership, use and operation of the Assets subsequent to the Closing, including, without limitation, all liabilities and obligations of Seller that arise after the Closing under the Assumed Contracts, but in each case excluding any liability of Seller due to a breach or alleged breach by Seller or any Affiliate of Seller of any Assumed Contract or due to, arising from or related to any event, occurrence, condition or act occurring prior to the Closing which, with the giving of notice, the lapse of time or both, results in a breach of any of the Assumed Contracts or gives rise to any other claim, liability or damage that may be asserted by any Person other than Seller with respect to any Assumed Contract (the “Assumed Liabilities”). With respect to the liabilities and obligations associated with Assumed Contracts that are excluded from the Assumed Liabilities, Seller shall have the right and authority to defend any such alleged breach or other liability or obligation at Seller’s cost and with counsel selected by Seller (and acceptable to Buyer in its reasonable discretion), Seller shall defend, indemnify and hold harmless Buyer and any Buyer Indemnified Parties as further provided in Article 9 of this Agreement against any claims against Buyer arising from or related to any such alleged breach or other liability or obligation, and Seller shall not, in connection with its defense of any such claim, take or omit to take any action that could reasonably be expected to have the effect of compromising or modifying in any respect the rights or obligations of Buyer in or under any affected Assumed Contract or terminating any affected Assumed Contract unless Seller obtains the prior written consent of Buyer (which consent shall not be unreasonably withheld). Buyer hereby acknowledges that Buyer has no objection to Seller’s selection of John C. Allen as its counsel.

2.4.2       As of the Closing, certain CPD Customer Contracts identified on Schedule 4.7 hereto are subject to pending litigation. In the event that Seller is able to resolve pending litigation with respect to any such CPD Customer Contract during the Payment Term and such resolution includes as a condition that the Dealer which is a party to the CPD Customer Contract ratifies the CPD Customer Contract and agrees to perform the obligations and duties of the Dealer thereunder, including, without limitation, all payment obligations, then Seller shall have the right to assign such CPD Customer Contract to Buyer, and Buyer shall assume such CPD Customer Contract, subject to the terms and conditions of this Agreement related to Assumed Contracts. In the event either Seller or the affected Dealer proposes to ratify the applicable CPD Customer Contract in an amended or modified form (including, without limitation, adjustment of any pricing), Buyer shall not be required to assume such CPD Customer Contract unless Seller obtains the prior written consent of Buyer to the proposed amendment or modification (which

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consent shall not be unreasonably withheld). From and after the effective date of any such assignment, the affected CPD Customer Contract shall be deemed to be an “Assumed Contract” under this Agreement.

2.5          Non-Assignable Contracts. Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract if any attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or adversely affect the rights of Buyer and Seller thereunder or if, by its nature, such contract cannot be assigned. With respect to each Assumed Contract that is a CPD Customer Contract, the parties agree that Buyer and Seller shall send to the Dealer party a joint notice advising the Dealer of the assignment of the CPD Customer Contracts and instructing such Dealer to make all future payments due or to become due after the Closing according to instructions provided by Buyer. With respect to the Assumed Contracts identified on Schedule 2.5 hereto, Seller shall use commercially reasonable efforts to obtain as soon as practicable following the date of this Agreement any written consents necessary to effect such assignment or transfer (and, promptly following Seller’s receipt of any such consent, Seller shall promptly assign such Assumed Contracts to Buyer). Buyer shall cooperate with Seller, at no additional cost to Buyer, in such manner as may be reasonably requested in connection with Seller’s efforts to obtain such consent. With respect to each Assumed Contract for which Seller has not obtained consent to assignment as of the effective time of the Closing, and until such consent to assignment or transfer has been obtained, Seller shall enter into any lawful arrangement to provide to Buyer the benefits under such Assumed Contract as if such consent had been obtained.

2.6          Closing. The closing of the transactions contemplated by this Agreement shall occur on a date which shall be no later than five (5) Business Days following the satisfaction or, if permissible, the waiver of the conditions set forth in Section 2.7 of this Agreement (the “Closing Date”) or on such other date and at such place as Buyer and Seller mutually agree (the “Closing”). Between the date of this Agreement and the Closing Date, Seller shall (a) maintain the Assets, continue to conduct the Business substantially as the Business is presently conducted and only in the ordinary course of business, and use all reasonable efforts to preserve intact relationships with Dealers; (b) notify Buyer promptly in writing of any event, occurrence, condition or act occurring after the date of this Agreement that would render untrue or inaccurate in any material respect any representation and warranty of Seller contained in this Agreement or that is materially adverse to the Business or the Assets; and (c) notify Buyer promptly in writing of any significant development with respect to that certain Demand For Class Arbitration in the case captioned Dub Herring Ford, Inc., et al. v. Dealer Computer Services, Inc.

2.7          Closing Conditions. Each of Seller and Buyer shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary under the terms of this Agreement or under applicable law to consummate the transactions contemplated by this Agreement. The parties shall cooperate with each other so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals as required under this Section 2.7.

2.7.1       The obligations of each of Buyer and Seller under this Agreement are subject to the fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions (except to the extent waived by each party in a writing signed by both parties): (a) there shall be no order, decree or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement; and (b) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated. With respect to the HSR Act, each party (i) shall make an appropriate filing pursuant to the HSR Act with respect to the transaction contemplated hereby promptly following the execution of this Agreement, (ii) shall cooperate and coordinate such filing with the other party, and (iii) agrees that the filing fee due with respect to such filing will be shared equally by the parties.

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2.7.2       The obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions (except to the extent waived in writing by Buyer): (a) Buyer shall have obtained all third-party consents, approvals, waivers or authorizations contemplated by this Agreement or deemed necessary by Buyer’s legal counsel for Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, approval of the Board of Directors and lenders of Buyer’s parent, ProQuest Company, and (b) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as though then made.

2.7.3       The obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions (except to the extent waived in writing by Seller): (a) Seller shall have obtained all third-party consents, approvals, waivers or authorizations contemplated by this Agreement or deemed necessary by Seller’s legal counsel for Seller to consummate the transactions contemplated by this Agreement, and (b) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as though then made.

2.8          Closing Deliveries. At the Closing, Seller shall deliver to Buyer the Assets (except certain Assets specifically identified in Section 6.3.2 to be delivered after the Closing) and execute and deliver the Other Agreements identified herein, and Buyer shall accept the Assets and assume the Assumed Liabilities. The parties shall execute and/or deliver to each other at Closing the following:

(a)           Consents. Seller shall deliver to Buyer duly executed copies of the consents listed in Schedule 4.3 and Schedule 4.12 hereto.

(b)          Bill of Sale. Seller shall execute and deliver to Buyer an Assignment and Assumption Agreement and Bill of Sale in a form reasonably acceptable to Buyer consistent with this Agreement.

(c)           Certificates. Each party shall execute and deliver to the other party (i) a certificate executed by such party representing that the various conditions to its closing the transactions contemplated by this Agreement have been satisfied or waived, and (ii) a certificate executed by such party representing and warranting that its respective representations and warranties in this Agreement were accurate in all material respects as of the Closing Date.

2.9          Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by written consent of each of the parties; (b) by either party if the transactions contemplated by this Agreement have not been consummated by September 15, 2006 for any reason; provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to a party whose action or failure to act has been a principal cause of, or resulted in the failure of such transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (c) by either party if a governmental entity shall have issued an order, decree or ruling or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and non-appealable; or (d) by either party upon a material breach by the other party of such other party’s representations, warranties, covenants or agreements set forth in this Agreement if such breach would give rise to a failure of the conditions set forth in Section 2.7 and cannot be cured or has not been cured within fifteen (15) days after the event, occurrence or circumstance causing such breach. Notice of termination shall be given in writing and any proper notice of termination shall be effective immediately. Following any proper notice of termination, this Agreement shall be of no further force or effect. The

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termination of this Agreement shall not relieve either party from any liability it may otherwise have for its breach of this Agreement.

3.	PAYMENT OF PURCHASE PRICE; PURCHASE PRICE ALLOCATION

3.1          Amount. In addition to the assumption by Buyer of the Assumed Liabilities, Buyer shall pay Seller an amount equal to seventy-four percent (74.0%) of the aggregate Net CPD Customer Contract Revenue that first becomes payable to Buyer pursuant to CPD Customer Contracts during the Payment Term to the extent such amounts are actually collected by Buyer from the CPD Customers (collectively, the “Purchase Price”). Seller acknowledges and agrees that neither the aggregate amount of the Purchase Price nor the amount of any installment of the Purchase Price is fixed or guaranteed by Buyer. Buyer will use commercially reasonable efforts to bill and collect amounts due from CPD Customers pursuant to CPD Customer Contracts as further provided in Section 7.2 of this Agreement.

3.2          Delivery. The Purchase Price shall be paid in monthly installments beginning forty-five (45) days following the last day of the month in which the Closing occurs and on the date forty-five (45) days after the end of each month of the Payment Term (or such later month after the Payment Term during which CPD Customer Contract Revenue first payable during the Payment Term is actually collected). Each monthly installment of the Purchase Price shall be calculated by Buyer based on Net CPD Customer Contract Revenue actually received by Buyer during the immediately preceding month. Purchase Price installments shall be paid by check or wire transfer of immediately available funds to an account designated in writing by Seller. (Seller may change the account to which funds are wired upon written notice given to Buyer as provided in Section 11.9 of this Agreement at least ten (10) Business Days prior to the date on which the next installment payment is to be made.) Contemporaneously with the payment of each installment, Buyer shall provide to Seller a written report showing in reasonable detail the calculation of such installment in a format set forth in Schedule 3.2. Buyer shall pay Purchase Price installments until all Net CPD Customer Contract Revenue that first becomes due and payable during the Payment Term has actually been collected or Buyer determines that any such Net CPD Customer Contract Revenue is uncollectible after Buyer has undertaken reasonable collection efforts as further provided in Section 7.2. Seller acknowledges and agrees that any CPD Customer Contract Revenue not collected by Buyer in the ordinary course within ninety (90) days after such amount first becomes due may be deemed uncollectible; provided, however, that if Buyer actually collects CPD Customer Contract Revenue previously deemed uncollectible, Buyer shall pay Seller the amount of Net CPD Customer Contract Revenue that would otherwise have been payable as provided in Section 3.1.

3.3          Purchase Price Allocation. The Purchase Price (including Assumed Liabilities transferred to Buyer to the extent such Assumed Liabilities constitute part of the Purchase Price for Tax purposes) shall be allocated among the Assets in accordance with an allocation to be agreed by Buyer and Seller not later than December 31, 2006. Buyer and Seller shall meet and cooperate to agree upon such allocation, and each of Buyer and Seller agree to use the allocation determined pursuant to this Section 3.3 (the “Allocations”) in preparing and filing all required forms under Section 1060 of the Code and all other Returns, including without limitation IRS Form 8594, for any tax year during which any installments of the Purchase Price are paid. Buyer and Seller further agree that they shall not take any position inconsistent with the Allocations upon any examination of any such Return, in any refund claim or in any tax litigation.

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS

Seller hereby represents, warrants and agrees as follows:

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4.1          Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all necessary corporate power and authority to own, lease or license its property, including the Assets, and to conduct the Business as now being conducted.

4.2          Authorization and Validity of Agreements. Seller has full power and authority to execute and deliver this Agreement and the other agreements and other documents contemplated herein (collectively, the “Other Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Other Agreements, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action of Seller. This Agreement and the Other Agreements have been duly and validly executed and delivered by Seller, and this Agreement and the Other Agreements are valid and binding obligations of Seller, enforceable against it in accordance with their terms.

4.3          Consents and Approvals; No Violations. Except as set forth in Schedule 4.3 hereto, the execution, delivery and performance of this Agreement and the Other Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice, the lapse of time or both: (i) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Seller; (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller, or by which any of its properties or assets or the Assets or the Business may be bound; (iii) require any filing by Seller, or require Seller to obtain any permit, consent or approval of, or require Seller to give any notice to, any governmental or regulatory body, agency or authority or any other Person; or (iv) result in a violation or breach by Seller of, conflict with, constitute (with or without due notice, lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the Assets under any of the terms, conditions or provisions of any note, mortgage, license, permit, agreement or other instrument or obligation to which Seller is a party, or by which Seller or any of its properties or assets, including the Assets, or the Business may be bound.

4.4          Warranties; Warranty Claims. Except as set forth in Schedule 4.4 hereto, there are no pending or, to the knowledge of Seller, threatened warranty claims against Seller during the one-year period prior to the date of this Agreement (and, at the Closing, during the one-year period prior to the Closing Date)relating to products sold or services at any time performed by Seller relating to the Business. For purposes of this Section 4.4, “warranty claims” do not include claims for maintenance or support received by Seller in the ordinary course of business for normal wear and tear or abuse of equipment.

4.5          Title to Properties other than Intellectual Property; Encumbrances. Except as set forth in Schedule 4.5 hereto, Seller has good and valid title to the Assets (other than Owned Software and Documentation and Owned Publishing Technology, which is subject to a separate title warranty as provided in Section 4.9.1) to be conveyed by it pursuant hereto, free and clear of all Encumbrances of any kind except for Permitted Encumbrances.

4.6          Contracts. Except as set forth in Schedule 4.12 hereto, each Assumed Contract is in full force and effect and there exists no default by Seller or event of default or event, occurrence, condition or act (including the sale of the Assets hereunder) which, with the giving of notice, the lapse of time or both, would become a default or event of default by Seller thereunder, except to the extent that any Dealer may claim that Seller has not fulfilled its obligations under any CPD Customer Contract as a result of Ford’s refusal to provide Third-Party Data to Seller. Seller has not violated any of the terms or conditions of any

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Assumed Contract in any material respect. To the knowledge of Seller, all of the covenants to be performed by any other party to any Assumed Contract have been fully performed in all material respects to the extent performance thereof has been or becomes due, except for (a) non-payment or late payment by certain Dealers under CPD Customer Contracts as reflected in accounts receivable aging reports provided by Seller and dated within three (3) days prior to the date of this Agreement (and, at the Closing, a substantially similar report dated within three (3) days prior to the Closing Date), and (b) the restrictions on assignment of CPD Customer Contracts by Dealers that have sold their dealerships and either purported to assign their respective CPD Customer Contracts without the express consent of Seller or purported to allow the CPD Products to be used by the new operator without assignment of the CPD Customer Contract, which violations are known by Seller to occur from time to time. Except as set forth in Schedule 4.6, each Assumed Contract is assignable by Seller to Buyer without the consent of any other Person. All CPD Customer Contracts are generally in the form of one of two (2) standard form agreements, the various iterations of which are attached hereto as part of Schedule 4.6. Buyer acknowledges that approximately 160 Dealers are parties to CPD Customer Contracts that also cover Non-CPD Products. Seller is assigning to Buyer, and Buyer is assuming, the CPD Customer Contracts for such approximately 160 Dealers only to the extent of Seller’s rights and obligations with respect to the CPD Products. Seller is retaining and shall remain liable for the rights and obligations of Seller with respect to all Non-CPD Products. Seller was previously known as “Ford Dealer Computer Services, Inc.” Seller changed its name from “Ford Dealer Computer Services, Inc.” to “Dealer Computer Services, Inc.,” and all Contracts to which Ford Dealer Computer Services, Inc. was a party continued, by operation of law, in effect with Dealer Computer Services, Inc. Without limiting the express representations and warranties of Seller in this Agreement, Buyer acknowledges that Seller does not guarantee the continued performance by Dealers of their obligations under the CPD Customer Contracts, even though the CPD Customer Contracts constitute valid, enforceable agreements of such Dealers.

4.7          Litigation. Except as set forth in Schedule 4.7 hereto, there is no legal claim, action, suit, proceeding at law or in equity, arbitration or administrative proceeding by or before any governmental body or other instrumentality or agency pending or, to the knowledge of Seller, threatened (a) against or related to the Business, the Assets or the Assumed Liabilities, or (b) against Seller or any Affiliate of Seller seeking to prevent or challenge the transactions contemplated by this Agreement or any Other Agreement.

4.8	Returns; Taxes.

4.8.1       All Returns required to be filed by or on behalf of Seller on or before the date hereof (and, at the Closing, on or before the Closing Date) which relate (whether wholly or partially) to the Business, the Assets and/or the Assumed Liabilities have been filed within the time and in the manner provided by law, all such Returns are true and correct and accurately reflect in all material respects the Tax liabilities of Seller with respect to the Business, the Assets and/or the Assumed Liabilities and all Taxes relating to the Business, the Assets and/or the Assumed Liabilities required to be paid on or before the date hereof (and, at the Closing, on or before the Closing Date) have been timely paid by or on behalf of Seller. No claim has ever been made by an authority in any jurisdiction where Seller (or any parent company on behalf of Seller) does not file Returns with respect to the Business, the Assets and/or the Assumed Liabilities that Seller may be subject to taxation by such jurisdictions. Except for Permitted Encumbrances, there are no liens for Taxes on the Business, the Assets and/or the Assumed Liabilities, no tax authority or other governmental body or agency has the right to (nor to the best knowledge of Seller after due inquiry is there any basis for any such tax authority or governmental body or agency to) proceed against, attach or in any manner encumber or diminish Buyer’s use of the Assets for Taxes payable with respect to periods ending on or before the Closing Date.

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4.8.2       Seller has charged the customers of the Business all sales, goods and services and other similar Taxes required to be charged under the laws and regulations of all applicable taxing jurisdictions. All such Taxes have been collected and remitted to the appropriate taxing authorities in a timely manner.

4.8.3       Neither Seller nor any Affiliate of Seller on Seller’s behalf has executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes relating to the Business, the Assets and/or the Assumed Liabilities. There are no pending or, to the best knowledge of Seller after due inquiry, threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, “Tax Actions”) with respect to any Taxes relating to the Business, the Assets and/or the Assumed Liabilities. There is no basis for any Tax Action against Seller relating to the Business, the Assets and/or the Assumed Liabilities.

4.8.4       Proper and accurate amounts have been withheld and timely remitted by or on behalf of Seller from and in respect of its current and former employees, independent contractors, creditors and other third parties of or relating to the Business for all periods in full and complete compliance with the Tax withholding provisions of all applicable laws and regulations.

4.9	Intellectual Property.

4.9.1       Schedule 4.9.1 attached hereto lists and identifies all Owned Software and Documentation and all Owned Publishing Technology, including, without limitation, all computer programs under development by Seller. Except as otherwise indicated on Schedule 4.9.1, Seller has full and exclusive right, title and ownership, freely transferable, in the Owned Software and Documentation and in the Owned Publishing Technology, including all Intellectual Property Rights associated therewith, free and clear of any Encumbrances. The Owned Software and Documentation and the Owned Publishing Technology include all works in progress relating to corrections, modifications or enhancements thereto, as well as all current and prior (but only to the extent still in the possession or under the control of Seller) versions of the Owned Software and Documentation and the Owned Publishing Technology. All customers of the Business have access to and can use the Owned Software and Documentation (in object code form only) to the extent necessary to use the CPD Product in accordance with such customer’s CPD Customer Contract.

4.9.2       Schedule 4.9.2 attached hereto lists and identifies all Owned Software and Documentation and any Owned Publishing Technology that has been registered by Seller with the United States Copyright Office or any other federal, state or foreign registries, or for which patents have been issued by the United States Patent and Trademark Office or any foreign patent office, and there are no other registrations, filings or recordations necessary or required with respect to any such registrations or patents. Seller has paid all required fees and taxes to record and maintain patents and copyright registrations, if any, of Owned Software and Documentation and Owned Publishing Technology.

4.9.3       Schedule 4.9.3 attached hereto lists and identifies all trademarks, trade names, service marks, service names, patents and copyrights (and all applications therefor, if any), presently used in connection with the Business.

4.9.4       Except as set forth in Schedule 4.9.4 attached hereto, there are no contracts in effect for the conversion, modification or enhancement of the Owned Software and Documentation (other than Seller’s standard obligations to its customers pursuant to CPD Customer Contracts) or the Owned Publishing Technology. Except as set forth in Schedule 4.9.4, there are no marketing agreements or other agreements including, without limitation, OEM, VAR, distributor, sales agent or finder’s fee arrangements for the direct or indirect marketing of the Owned Software and Documentation.

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4.9.5       No copy of the Source Materials for any of the Owned Software and Documentation or the Owned Publishing Technology is subject to or held in escrow or is in any third party’s possession.

4.9.6       None of the Owned Software and Documentation or Owned Publishing Technology infringes the rights of any Person. Except as otherwise described on Schedule 4.9.6 attached hereto, Seller has not asserted any claim of infringement, misappropriation or misuse, and no claims have been asserted by any Person against Seller, any of its Affiliates or their respective directors or executive officers (i) with respect to Seller’s use of any of the Business Intellectual Property or (ii) challenging or questioning the validity or effectiveness of any licenses or agreements relating thereto, nor to the best knowledge of Seller after due inquiry is there any bona fide basis for any such claim.

4.9.7       Schedule 4.9.7 attached hereto lists and identifies all Licensed Software and Documentation and Licensed Publishing Technology (and the associated licenses) licensed by Seller (or any Affiliate of Seller) that are used in the conduct of the Business. Schedule 4.9.7 identifies for each item of licensed material whether it is incorporated into or otherwise used in connection with the Owned Software and Documentation, the Owned Publishing Technology or both, and indicates whether the licensed material is sublicensed to CPD Customers or used internally only by Seller. Schedule 4.9.7 also lists and identifies all databases of third-party information (the “Third-Party Data”) (and the associated licenses) licensed by Seller (or any Affiliate of Seller) that are used in the conduct of the Business, incorporated into the Owned Software and Documentation for use by customers of the Business, or otherwise sublicensed to customers of the Business. Seller is not in breach of any license or other agreement relating to the Licensed Software and Documentation or Third-Party Data, and Seller is not otherwise infringing upon the proprietary rights of the owners of the Licensed Software and Documentation or Third-Party Data relating thereto. (Buyer acknowledges that Seller’s license with Ford Motor Company for Third Party Data will have expired or been terminated on or prior to the Closing Date.) Except for sublicenses to Dealers pursuant to CPD Customer Contracts or as otherwise set forth in Schedule 4.9.7 hereto, none of the Licensed Software and Documentation or Third-Party Data has been or is sublicensed or otherwise transferred by Seller to any other Person. To the extent any of the Licensed Software and Documentation or Third-Party Data is sublicensed to customers of Seller, Seller’s license agreements for such Licensed Software and Documentation and Third-Party Data allow for such sublicenses in the form granted by Seller. Except as set forth in Schedule 4.9.7 hereto, there is no obligation on the part of Seller or any of its customers (including future customers), Affiliates of Seller or Buyer to make any payments after the Closing to any Person for the continued use of the Licensed Software and Documentation or the Third-Party Data or to any other Person for the use of any software application or other intellectual property used by customers of Seller in order to use the Owned Software and Documentation or Third-Party Data, and there is no software application or other intellectual property that a customer of Seller needs in order to do business with Seller that is not included in the Owned Software and Documentation, the Licensed Software and Documentation or the Third-Party Data. Except as listed on Schedule 4.9.7, no consent is needed for Seller to assign all of its rights, title and interest to the Licensed Software and Documentation or the Licensed Publishing Technology to Buyer.

4.9.8       Except for (a) the Third-Party Data from Ford and (b) any contract for Licensed Software and Documentation or Licensed Publishing Technology that is identified on Schedule 4.9.7 as being non-assignable, (i) all Business Intellectual Property will be owned by or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date and (ii) to Seller’s knowledge, Seller has not taken or omitted to take any action which would have the effect of waiving any rights to the Business Intellectual Property.

4.9.9       Seller has taken commercially reasonable measures to protect the Business Intellectual Property. The Owned Software and Documentation and Owned Publishing Technology have been treated by Seller as trade secrets or are subject to copyright.

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4.9.10    Except as set forth in Schedule 4.9.7 with respect to Licensed Software and Documentation, the Licensed Publishing Technology and the Third-Party Data, no licensing fees, royalties or payments are due and payable by Seller in connection with the use of the Business Intellectual Property, other than maintenance fees.

4.9.11    Schedule 4.9.11 attached hereto lists all licenses, agreements and other rights granted by Seller to any third party with respect to the Business Intellectual Property (other than the licenses granted to CPD Customers pursuant to the CPD Customer Contracts identified on Schedule 4.12). Seller is not, and to Seller’s best knowledge after due inquiry, no third party is in default under any licenses, agreements or other rights with respect to the Business Intellectual Property, and to the best knowledge of the Seller after due inquiry, there exists no event, occurrence, condition or act (including the sale of Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. The Publishing Technology is used only by Seller for its internal operations and is not licensed to any other Person, including, without limitation, any CPD Customer.

4.9.12    In the event an Indemnified Party submits a claim for indemnification with respect to any matter covered by this Section 4.9, Seller agrees that it shall have no recourse against, and will not seek reimbursement from, any customers of Seller or Buyer with respect to any such matter for which the amount of reimbursement sought by Seller is less than Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate.

4.10        Compliance with Laws. Except as described in Schedule 4.10 attached hereto, to the knowledge of Seller, Seller is in compliance in all material respects with all applicable laws, regulations and Orders in connection with the Business and the Assets, and Seller has not been notified that Seller is not in compliance in all material respects with all applicable laws, regulations and Orders in connection with the Business and the Assets.

4.11        Insurance. With respect to the Business, Seller maintains commercial general liability (“CGL”) insurance, in a minimum coverage of Two Million Dollars ($2,000,000) combined single limit for bodily injury and property damage with a One Million Dollar ($1,000,000) limit per occurrence and a Seventy-five Million Dollar ($75,000,000) umbrella policy. Such insurance coverage is procured from insurer(s) with an A.M. Best performance rating of at least A- and with a financial size category of at least Class VII.

4.12	Customers and Suppliers; Contracts.

4.12.1      Schedule 4.12 hereto sets forth a list of the name and address of each customer of the Business as of the date hereof (and, at the Closing, as of the Closing Date) and, for each, the monthly payment provided for in such CPD Customer Contract as of the date hereof (and, at the Closing, as of the Closing Date). For each customer that has given Seller notice of non-renewal, Schedule 4.12 also sets forth the remaining term of the corresponding CPD Customer Contract as of the date hereof (and, at the Closing, as of the Closing Date), and Schedule 4.12 identifies any CPD Customer Contract that has a month-to-month term as of the date hereof (and, at the Closing, as of the Closing Date). Each such customer is receiving products and/or services pursuant to one or more of the standard form contracts attached to Schedule 4.6, and except as set forth in Schedule 4.12 hereto, no customer has entered into contracts containing any terms materially different from the terms set forth in the standard form contracts attached to such schedule. Schedule 4.12 hereto also sets forth a list of all outstanding purchase commitments and orders of Seller with respect to the Business (whereby Seller is acquiring products or services for the Business) which are in excess of Ten Thousand and No/100 Dollars ($10,000.00). Except as set forth in Schedule 4.12 hereto, no customer or supplier of the Business has given written notice (not

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including e-mail messages so long as such e-mails are not sufficient to constitute “notice” under the terms of any CPD Customer Contract) to Seller to cancel or otherwise terminate, or, to the knowledge of Seller, has threatened to cancel or terminate its relationship with the Business, and Seller has no knowledge of any intention of any customer or supplier of the Business to do so. Schedule 4.12 hereto sets forth separately from the list of customer contracts each and every contract, license or other agreement that relates to the Business (including, for each such contract that may not be assigned without the other party’s consent, a notation of such fact) (collectively, the “Contracts”). Schedule 4.12 identifies the Contracts that shall be assigned and transferred to the Buyer pursuant to this Agreement (the “Assumed Contracts”).

4.12.2    During the period January 1, 2005 through December 31, 2005, Seller’s aggregate revenue from CPD Customer Contracts in respect of CPD Products was $14,514,512, and Seller’s aggregate revenue in respect of hardware maintenance services for computer equipment on which CPD Products were installed and/or operated was $6,916,440.86. No amount first due and payable to Seller under any CPD Customer Contract (including, without limitation, the monthly payments as reflected in Schedule 4.12) has been prepaid, and any amounts previously collected by Seller pursuant to any CPD Customer Contracts for products and services to be provided under such CPD Customer Contract in the future (other than products and services to be provided during the current month and for which a monthly payment has been received) are disclosed on Schedule 4.12.

4.13        Assets. The tangible Assets owned by Seller have been maintained in accordance with normal industry practice, and are in good operating condition, sufficient and appropriate for the purpose of operating the Business as it is presently conducted.

4.14        Subsidiaries; Affiliates. Except as set forth in Schedule 4.14, Seller does not own any Subsidiaries or have any Affiliates that own or otherwise hold any assets used in the conduct of the Business or that participate in the conduct of the Business.

4.15        Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Seller or any of its Affiliates is, or will be, entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

4.16        Sufficiency of Assets. Except for the assets set forth on Schedule 4.16, the Assets provide Seller (and will provide Buyer) with the means and capability to perform, in all material respects, the obligations Buyer is assuming under the Assumed Contracts in substantially the same manner as such obligations are being performed by Seller as of the date hereof in the ordinary course thereof and in accordance with past practices, and as the Business is being conducted as of the date hereof. Except for the assets set forth on Schedule 4.16 hereto, there are no assets or property necessary for the conduct of the Business as presently conducted that are not included in the Assets.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents, warrants and agrees as follows:

5.1          Existence and Good Standing of Buyer; Power and Authority. Buyer is a corporation duly organized and validly existing under the laws of the state of Delaware. Buyer has full power and authority to execute and deliver this Agreement and the Other Agreements, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the Other Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by

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all necessary corporate action of such Persons. This Agreement and the Other Agreements have been duly and validly executed and delivered by Buyer and this Agreement and the Other Agreements are valid and binding obligations of Buyer, enforceable against it in accordance with their terms.

5.2          Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice, the lapse of time or both: (i) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of Buyer; (ii) violate any statute, ordinance, rule, regulation or Order of any court or of any governmental or regulatory body, agency or authority applicable to Buyer or by which any of its properties or assets may be bound; (iii) require any filing by Buyer with, or require Buyer to obtain any permit, consent or approval of, or require Buyer to give any notice to, any governmental or regulatory body, agency or authority or any other Person; or (iv) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice, lapse of time or both) a default by Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any note, mortgage, license, permit, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound.

5.3          Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Buyer or any of its Affiliates is, or will be, entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

6.	COVENANTS OF THE SELLER

Seller hereby covenants and agrees with Buyer as follows:

6.1          Notice of Sale. As reasonably requested by Buyer, from time to time within the first ninety (90) days following the Closing Date, but in no event more than three (3) times, Seller shall promptly (within ten (10) Business Days) prepare and mail notices to the parties to any of the Assumed Contracts, advising such parties that such Assumed Contract has been assigned to Buyer and directing such parties to send to Buyer all future notices, correspondence and payments relating to such Assumed Contract. The parties shall cooperate to determine the form and content of any such notices.

6.2	Non-Competition; Non-Interference.

6.2.1       In order to induce Buyer to purchase the Assets and the Business pursuant to this Agreement, Seller hereby covenants and agrees, subject to the exceptions in Section 6.2.2, that during the Payment Term and for three (3) years after the scheduled expiration of the Payment Term, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly:

(a)           own, manage, operate, control or acquire any equity or other financial interest in any Person that provides products or performs services for the automotive market that are the same as, substantially similar to or competitive with the Business (as such Business is conducted immediately prior to the Closing, including, without limitation, any electronic parts catalog solution and related hardware maintenance services);

(b)          provide any products sold in, or perform any services for, the automotive market that are the same as, substantially similar to or competitive with the Business (as such Business is conducted immediately prior to the Closing, including, without limitation, any electronic parts

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catalog solution and related hardware maintenance services), whether on behalf of itself or others, except the services to be performed by Seller for Buyer pursuant to this Agreement;

(c)           enter into any agreement or arrangement with any Person (other than Buyer or any of its Affiliates) pursuant to which products or services for the automotive market that are the same as, substantially similar to, or competitive with the Business (as each such business is conducted immediately prior to the Closing, including, without limitation, any electronic parts catalog solution and related hardware maintenance services) are to be provided;

(d)          promote, market or participate in the sale, lease or licensing of equipment or software pursuant to which services competitive with the Business (as such business is conducted immediately prior to the Closing, including, without limitation, any electronic parts catalog solution and related hardware maintenance services) are performed;

(e)           persuade or attempt to persuade any customer of the Business not to purchase any products or services provided by the Business after the Closing, or to purchase from another Person products or that are the same as, substantially similar to or competitive with the Business (as such business is conducted immediately prior to the Closing, including, without limitation, any electronic parts catalog solution and related hardware maintenance services).

6.2.2       Notwithstanding the foregoing, Buyer agrees that Seller may (a) sell all or substantially all of its business remaining after the Closing to a Person that then provides products or performs services for the automotive market otherwise subject to the restrictions of Section 6.2.1 and the acquisition by such Person of Seller’s remaining business shall not require such Person to cease to provide products or services covered by Section 6.2.1; and (b) acquire a Person or the business of a Person that includes, among other things, products or services for the automotive market that are the same as, substantially similar to or competitive with the Business (as such Business is conducted immediately prior to the Closing, including, without limitation, any electronic parts catalog solution and related hardware services), provided that promptly after the closing of any such acquisition, Seller shall offer (the “Offer”) to sell to Buyer that part of the acquired business the ownership or operation of which would cause the Seller to be in violation of the restrictions of Section 6.2.1 (the “Acquired EPC Business”). The Offer shall be on commercially reasonable terms taking into account the terms of Seller’s acquisition of the Acquired EPC Business, the Offer shall be delivered to Buyer in writing promptly (but in no event later than thirty (30) days) after the closing of the acquisition by Seller of the Acquired EPC Business, and the Offer shall describe in reasonable detail the business acquired and the terms of the acquisition, including, without limitation, the price attributable to the Acquired EPC Business. Buyer shall have sixty (60) days after receipt of notice of the Offer to accept or decline the Offer to purchase the Acquired EPC Business. If Buyer fails to give affirmative notice within such 60-day period, Buyer shall be deemed to have rejected the Offer. If Buyer rejects the Offer affirmatively in writing or by reason of the lapse of time without accepting, Seller may own and operate the Acquired EPC Business free of the restrictions of Section 6.2.1. If Buyer accepts the Offer, Buyer and Seller shall proceed expeditiously to consummate the sale to Buyer of the Acquired EPC Business upon such commercially reasonable terms as the parties agree.

6.2.3       Buyer acknowledges and agrees that the limitations provided for in this Section 6.2 shall not limit Seller’s right to develop or provide an interface to and/or integration of any of Seller’s products with the product of any competitor of Buyer or the Business. Further, nothing in Section 6.2 shall limit Seller’s right to permit a competitor of Buyer or the Business to develop an interface and/or integration of any of such competitor’s products with any of Seller’s products.

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6.2.4       It is the intent of the parties to this Agreement that the provisions of this Section 6.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this Section 6.2 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made. The parties acknowledge that damages and remedies at law for any breach of this Section 6.2 will be inadequate and that the parties shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies Buyer may have.

6.3	Transition Services.

6.3.1       Seller shall use reasonable efforts and shall cooperate with Buyer to effect the transition of the Business to Buyer in a manner that does not unreasonably interfere with the continued operation of the Business or customers’ use of the CPD Product. Without limiting the generality of the foregoing, Seller shall provide to Buyer, for no additional consideration, the transition services identified in Schedule 6.3 to this Agreement. Furthermore, Seller shall use reasonable efforts to cause the consummation of the transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement to be satisfied.

6.3.2       Notwithstanding the requirement of Section 2.8 that the Assets be delivered to Buyer at Closing, the parties agree that certain Assets shall be delivered by Seller to Buyer after the Closing as further described on Schedule 6.3 hereto. Such Assets include: (a) correspondence and other documentation related to the CPD Product comprising part of Seller’s so-called “Permanent Dealer Files” (but not including Seller’s so-called “Contract Files” which shall be delivered at Closing); (b) support and maintenance records related to the CPD Product, to the extent in the possession or control of Seller, created more than six (6) months prior to Closing; and (c) Seller’s documentation, including, without limitation, any legal files, with respect to the trademark registration for “CPD2000.” Notwithstanding the foregoing, Seller shall deliver to Buyer at Closing all records and information necessary for Buyer to supply and support the CPD Product as of the Closing Date.

6.4          Maintenance of Integration. During the Payment Term, Seller shall maintain the integration of the CPD Product with any other Non-CPD Product, including, without limitation, Seller’s dealer management system, with which the CPD Product integrates immediately prior to the Closing. Upon request of Buyer, Seller shall take such steps as may be necessary to continue the integration for any update, enhancement or successor to, or replacement for the CPD Product. In either case, the integration maintained by Seller shall at all times provide customers at least the same level of service and efficiency of use as integration features existing in or relating to the CPD Product immediately prior to the Closing. Buyer shall use commercially reasonable efforts in creating any such update, enhancement, successor or replacement to use the same integration/interface method and protocols as are used in the CPD Product existing immediately prior to Closing. The parties do not intend, nor should this Section be construed, to impose upon Seller any obligation to create substantially different or enhanced integration technology. Buyer shall cooperate with Seller to maintain such integration and, upon Seller’s request, Buyer shall provide such technical information regarding the CPD Product and any updates, modifications, enhancements and successor or replacements for the CPD Product as Seller may reasonably request to facilitate the integration. As a condition to providing any such technical information, Buyer may require Seller to execute and deliver a confidentiality agreement restricting the use and disclosure of such technical information. After the Payment Term, as long as Buyer continues to provide any electronic parts catalog products to any CPD Customer, Seller shall maintain integration of Buyer’s electronic parts catalog products to Seller’s products at Buyer’s request. In the event Seller must

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undertake development specific to the CPD Product (including any update, enhancement, or successor to or replacement for the CPD Product) to maintain integration after the Payment Term, Seller may charge a fee reasonably calculated to allow Seller to recoup the actual cost of its development effort. Seller shall also not object to Buyer’s development of any such integration, and Seller shall cooperate with Buyer by providing such technical information regarding integration with the Non-CPD Products as Buyer may reasonably request for such purpose.

6.5	Hardware Maintenance Services.

6.5.1       During the Payment Term, Seller shall perform remedial maintenance services for all computer equipment that was originally sold and installed by Seller to a Dealer for the operation of CPD Products. During the Payment Term, Seller shall also perform remedial maintenance service for all equipment acquired by a Dealer from Buyer or a third party for use in connection with any CPD Product (collectively, “Non-Seller Equipment”). “Remedial maintenance service” shall be the remedial maintenance services for such CPD computer equipment as described in the CPD Customer Contracts. Seller shall respond to all requests for remedial maintenance service in accordance with the requirements of the CPD Customer Contracts. Buyer acknowledges that Buyer shall be responsible for the installation of any Non-Seller Equipment, and that Seller shall not be responsible for such, and Seller acknowledges that Seller shall not be entitled to receive any payments in respect of installation services.

6.5.2       Promptly following the Closing, the parties shall meet and agree on the process for receiving and routing Dealer requests for hardware maintenance services. The parties shall cooperate to devise a procedure to communicate efficiently and effectively with each other and with Dealers regarding hardware maintenance services and to facilitate tracking by both Buyer and Seller of service requests.

6.5.3       Seller shall provide hardware support services during normal business hours as such are provided for under the CPD Customer Contract. Seller shall not be required to provide hardware support services at any time other than normal business hours (i.e., no after hours, weekend or holiday services). Seller shall supply, at its expense, all service technicians, tools, spare parts and supplies necessary or useful to perform the hardware support services as contemplated by this Agreement. Except as otherwise provided in this Agreement, Buyer shall have no obligation to pay or reimburse Seller for any costs or out-of-pocket expenses related to the performance by Seller of hardware support services, including, without limitation, travel, administrative and shipping or handling charges and expenses.

6.5.4       Buyer acknowledges and agrees that in certain situations, as solely determined by Seller, Seller will perform hardware maintenance services pursuant to the CPD Customer Contract on a depot maintenance basis, whereby the service technician does not actually visit the CPD Customer site, but rather Seller will ship the CPD Customer a loaner or replacement device to use either permanently or while the repair to the broken device is effected, and the CPD Customer ships the broken device in for service to Seller. In depot maintenance situations, under the CPD Customer Contract, the CPD Customer is generally responsible for payment of all shipping charges, and paying for any devices not returned to Seller. Thus, Seller shall provide to Buyer, on a monthly basis, a written report showing in reasonable detail the shipping charges and unreturned equipment charges to be assessed to each CPD Customer, and Buyer shall, in turn, bill such to the appropriate CPD Customer in accordance with the terms of the CPD Customer Contract. Buyer shall remit to Seller, in accordance with the payment schedule of Section 3.2, 100% of all such shipping charges and unreturned equipment charges collected by Buyer from CPD Customers. If any CPD Customer returns an unreturned device after paying for the unreturned device, then Seller will refund to Buyer the amount received from Buyer for the unreturned device, which amount Buyer shall refund to the CPD Customer.

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6.5.5       Seller shall report to Buyer monthly all hardware support services provided by Seller during the preceding month. Such report shall be delivered no later than the last day of the month, and it shall list all CPD Customers for which hardware support services were performed and describe the nature and extent of the services.

6.5.6       Buyer acknowledges and agrees that the CPD Customer Contracts provide for exceptions to remedial maintenance services for failures that have occurred as a result of certain occurrences set forth in the CPD Customer Contracts. In such cases, the CPD Customer Contracts provide that Seller may charge the CPD Customer additional amounts over and above the monthly equipment maintenance charge for labor, parts and travel. As such, Seller will inform Buyer of when Seller performs hardware support services that are not covered under remedial maintenance services under the CPD Customer Contract, and will provide Buyer with a written report showing in reasonable detail the charges for labor, travel and parts for work performed by Seller not covered under remedial maintenance services under the CPD Customer Contract, and Buyer shall, in turn, bill such to the appropriate CPD Customer in accordance with the terms of the CPD Customer Contract. Buyer shall remit to Seller, in accordance with the payment schedule of Section 3.2, 100% of all such charges collected by Buyer from CPD Customers.

6.5.7       Seller shall perform the hardware support services to be provided under this Agreement in a professional, workmanlike manner in accordance with generally accepted industry standards and all applicable legal requirements. In the event of any failure to perform services as warranted, Seller will use its best efforts to correct such failure promptly. Seller shall require its service technicians to abide by any workplace rules of CPD Customers when working at customer locations.

6.5.8       In consideration of the services performed by Seller pursuant to this Section 6.5, Buyer shall pay Seller an amount equal to four percent (4.0%) of Net CPD Customer Contract Revenue first becoming due and payable during the Payment Term. Such fees shall be payable in installments in the same manner as provided in Section 3.2 of this Agreement with respect to payment of the Purchase Price. Seller shall in no event bill CPD Customers directly for any services provided under this Agreement. The payment made by Buyer to Seller pursuant to this provision shall be inclusive of all taxes that may be assessed in respect of any maintenance support services provided by Seller to Buyer or to any CPD Customers. Seller shall be solely responsible for and shall pay all taxes levied in respect of the services provided under this provision; provided that if Buyer may, under applicable law, obtain resale certificates covering the services supplied by Seller pursuant to this Section, Buyer shall undertake to obtain such resale certificates and deliver copies of such certificates to Seller.

6.5.9       Buyer may terminate Section 6.5 of this Agreement in the event Seller fails to perform services in the manner required by this Agreement and such failure continues for more than thirty (30) days after notice. Repeated performance failures that affect various CPD Customers that continue more than thirty (30) days unabated shall constitute a failure to cure even if individual customer issues are addressed within such thirty (30) day period.

6.6          Licensed Databases. Seller hereby grants to Buyer a royalty-free, non-exclusive license to use, reproduce and distribute each of Seller’s Vehicle Identification Number (VIN) Decode Database and Bill of Materials Database as reasonably necessary to supply such databases to Dealers solely for use in connection with CPD Products licensed pursuant to the Dealers’ respective CPD Customer Contracts. Such license granted to Buyer shall continue in effect as long as Buyer supplies any CPD Product to any Dealer (whether during the Payment Term or thereafter). The databases are subject in all respects to Seller’s representations and warranties, including, without limitation, the warranty against infringement. Furthermore, Seller represents, warrants and agrees that no additional fees shall be payable by Buyer or any Dealer (beyond the fees provided for in CPD Customer Contracts as in effect at the Closing) in respect of any of the licensed databases or any data incorporated into the licensed databases.

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7.	COVENANTS OF BUYER

Buyer hereby covenants and agrees with Seller as follows:

7.1	Cooperation by Buyer.

7.1.1       Buyer shall use commercially reasonable efforts and shall cooperate with Seller to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Buyer to effect the transactions contemplated on its part hereby, and Buyer shall otherwise use reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement to be satisfied.

7.1.2       Buyer agrees that it shall use commercially reasonable efforts to discharge its obligations to Dealers under CPD Customer Contracts in a manner that provides such Dealers an overall level of service commensurate with Buyer’s service to other Ford dealers using other products provided by Buyer, taking into account the differences between the CPD Product and Publishing Technology, on the one hand, and Buyer’s other products and publishing processes, on the other.

7.2	Billing and Collection of CPD Customer Contract Revenue.

7.2.1       As of the Closing, Buyer shall assume responsibility for billing and collection of all CPD Customer Contract Revenue. From and after the Closing, Seller shall not send invoices or take any other action to collect directly any amounts that first become due and payable under any CPD Customer Contract after the Closing unless expressly authorized by Buyer in writing (which authorization may be given or withheld in Buyer’s discretion). Seller shall be responsible for collecting Accounts Receivable, including amounts that first become due and payable under CPD Customer Contracts prior to the Closing, and in connection therewith, Seller may invoice CPD Customers for services performed pursuant to the CPD Customer Contracts prior to the Closing and Seller may take any action Seller deems appropriate to collect any such Accounts Receivable. Seller shall cooperate with Buyer to transition billing responsibilities as efficiently as possible. Without limiting the generality of the foregoing, each of Buyer and Seller shall designate one (1) representative who shall be assigned full-time to coordinate the transfer of customer account information until such transition is completed.

7.2.2       To the extent that any payment received by Buyer from a Dealer is for Accounts Receivable, Buyer shall remit to Seller such payments weekly in the form received. To the extent Seller receives any payment from a Dealer for amounts that first become due and payable under CPD Customer Contracts after the Closing, Seller shall remit to Buyer such payments weekly in the form received. To the extent any payment received by Buyer or Seller includes both amounts first due prior to the Closing and amounts first due after the Closing, the party receiving such payments is hereby authorized by the other party to endorse any such checks and receive the full amount of such payments, and (a) if the receiving party is Buyer, Buyer shall pay over to Seller the amount first due prior to Closing and distribute the balance as provided in the following paragraph 7.2.3, and (b) if the receiving party is Seller, Seller shall pay over to Buyer the amount first due after Closing, and Buyer shall include such amount in its calculation of the installment to be paid as provided in the following paragraph 7.2.3. If Buyer receives any payments related to Seller’s dealer management system or other products and services not related to the Business, then Buyer shall remit to Seller all of such payments in the form received. If either party receives a payment for which the allocation is not clear, the parties shall cooperate to determine an appropriate allocation. If the parties cannot agree on the appropriate allocation, the parties shall request that the Dealer making the payment in question designate the invoices to which the payment is intended to be applied.

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7.2.3       With respect to all CPD Customer Contract Revenue first due and payable after the Closing, Buyer shall have the sole right and authority to bill, collect and receive such amounts. Buyer shall make commercially reasonable efforts to collect the CPD Customer Contract Revenue first due and payable after the Closing (which efforts shall in no event be less than efforts made by Buyer to collect other accounts receivable of Buyer), but Buyer does not guarantee that any amounts due in respect of CPD Customer Contracts shall actually be collected. The amounts collected by Buyer as provided in this paragraph 7.2.3 that first become due during the Payment Term shall constitute revenue from which Purchase Price installments shall be paid as further described in Section 3.2 of this Agreement.

7.2.4       Buyer shall keep accurate records of all amounts billed, collected and received by Buyer pursuant to this Section 7.2. Buyer shall make such records available for review and audit by Seller and its representatives, at Seller’s expense, not more than once each year during which Purchase Price installments are payable to Seller. Seller shall give Buyer at least fifteen (15) Business Days prior written notice of its desire to review such records, and such review and audit shall be conducted during normal business hours at Buyer’s location. Any such review and audit shall be conducted in a manner and at such times during the year so as not to unreasonably interfere with Buyer’s normal operations. Seller and its representatives shall keep all information obtained during any such review and audit in confidence, and Buyer may require Seller’s representatives to sign a written confidentiality agreement as a condition to access to any records of Buyer.

7.2.5       In the event any audit conducted pursuant to paragraph 7.2.4 reveals any discrepancy from amounts reported by Buyer to Seller, Buyer shall have a reasonable opportunity (not less than thirty (30) days) to review and contest such report. In the event Buyer does not dispute the audit results, Buyer shall promptly remit the amount of any underpayment to Seller. In the event of any overpayment, Buyer may, at its option, withhold the overpaid amount from any payments to become due under this Agreement or demand that Seller pay, and Seller shall promptly pay, the amount of such overpayment. Any dispute regarding the results of a review or audit shall be resolved as provided in Section 10 of this Agreement, except that any arbitration shall be concluded by a single arbitrator knowledgeable about accounting.

7.3          CPD Publishing. As of the Closing, Buyer shall assume responsibility for publishing the Third-Party Data to or for use in connection with the CPD Product. In accordance with the Transition Services described in Schedule 6.3, for up to six (6) months after the Closing Date, Seller shall provide to Buyer, for no additional consideration, such training and technical assistance as Buyer may request to install the Publishing Technology at Buyer’s facilities and to use the Publishing Technology.

8.	OTHER AGREEMENTS

8.1          Further Assurances. Each party shall, at the reasonable request of the other party hereto, at any time and from time to time following the Closing Date, execute and deliver to the requesting party, at the sole cost of the requesting party, such further instruments as may be reasonably necessary in order to (i) assign, transfer and convey to Buyer, or perfect or record Buyer’s title to or interest in the Assets, (ii) evidence and confirm the assumption by Buyer of the Assumed Liabilities pursuant to this Agreement, or (iii) otherwise confirm or carry out the provisions of this Agreement.

8.2	Books, Records and Information.

8.2.1       Seller shall retain for at least seven (7) years the Books and Records. In addition, each party shall retain for a period of at least seven (7) years from creation all books, records and other information regarding the Business or the Assets that it may reasonably anticipate will be necessary or useful to the other party in preparing Returns, responding to Tax Actions or complying with other applicable laws, regulations or accounting rules. The party retaining any such information, including,

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without limitation, the Books and Records, shall provide access to the other party and its representatives upon reasonable written notice that identifies the nature of the information sought and the purpose for which it is needed; provided, however, that neither party shall be obligated to provide to the other information that is then subject to attorney-client privilege or the protection of the attorney work product doctrine if doing so would cause such privileges to be lost or compromised in any material respect. Access to such records shall be during normal business hours and conducted so as not to interfere unreasonably with business operations. The disclosing party may require the reviewing party and its representatives to execute confidentiality agreements with respect to the information to be reviewed. The parties acknowledge and agree that this provision is not intended to provide a means of discovery in the event of any dispute between them, and either party may deny access to its books, records and information if requested for such purpose pursuant to this provision.

8.2.2       At Closing, Seller shall deliver to Buyer (a) executed original copies of CPD Customer Contracts that cover CPD Products only and each amendment to any of the foregoing, and (b) with respect to CPD Customer Contracts that cover both CPD Products and Non-CPD Products, the executed original of each Contract Amendment for Computerized Publication Display (CPD) System and a copy of the Agreement to which the Amendment(s) relates certified by Seller as true, correct and complete; provided, however, if Seller does not have executed original documents in its files, Seller shall deliver a certified copy in lieu of the executed original. Seller shall not be required to deliver to Buyer at Closing any Schedules or Amendments to CPD Customer Contracts that relate solely to Non-CPD Products. To the extent either party requires possession of the original CPD Customer Contract or any portion thereof not then in its control for any purpose, including, without limitation, for the purpose of enforcing such CPD Customer Contract, the party then in possession of the original and/or complete CPD Customer Contract shall provide such original or complete copy to the requesting party, which party shall retain the documents until no longer needed and then return them promptly to the other party. Neither party shall destroy any executed original or complete CPD Customer Contract unless it first offers to provide such original or complete CPD Customer Contract to the other party and such other party, in writing, declines the offer and consents to the destruction.

8.3          Payments. Subject to Section 7.2, after the Closing Date, each party shall promptly deliver to the appropriate other party any cash, checks or other instruments of payment to which such other is entitled and shall hold such cash, checks or other instruments of payment in trust for such other until such delivery.

8.4	Tax Matters.

8.4.1       Personal property and other similar taxes or assessments levied or assessed on or with respect to the Assets for the tax year which includes the Closing Date, shall be prorated between the Seller and Buyer on a per diem basis based upon their respective period of ownership during such year, with Seller being allocated any such taxes or assessments apportioned to and including the Closing Date. Seller shall not enter into any settlement or agreement in compromise of any claim relating to Taxes with any government or taxing authority which purports to bind Buyer with respect to any tax period ending after the Closing Date without Buyer’s prior written consent.

8.4.2       In the event any taxing authority shall assess any sales, goods and services or other similar Taxes against Seller or its Affiliates in connection with the conduct of the Business on or prior to the Closing, Seller and such Affiliates shall have no recourse against, and shall not seek reimbursement from, the customers of the Business with respect to which such Taxes shall have been assessed.

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8.5	Employees; Non-Solicitation.

8.5.1       Buyer does not intend to offer employment to any employees of Seller. Buyer shall have no obligation to Seller with respect to any of Seller’s employees, and Buyer shall have no obligations directly to any of Seller’s employees including, without limitation, any requirement to provide after the Closing Date employment, compensation or employee benefits to or for any such employee.

8.5.2       Each of Seller and Buyer acknowledge and agree that the other party’s personnel have been recruited, employed and trained by such party at considerable expense to it. Each of Seller and Buyer therefore agree that neither party shall employ any of the other party’s technical, sales or marketing employees within two (2) years after such employee’s termination of employment with the other party. If either party fails to abide by the restrictions contained in this Section, then the non-abiding party agrees to pay to the other party a placement fee of one hundred percent (100%) of the former employee’s projected first year earnings (including projected bonuses and commissions) from the non-abiding party. This Section shall survive termination of the Payment Term for one (1) year.

8.6          Revenue Recognition. Buyer and Seller agree that revenue recognition by each party with respect to the Business shall be based upon the Closing Date (i.e., revenue for products and services prior to the effective time of the Closing shall be recognized by Seller, and revenue for products and services following the effective time of the Closing shall be recognized by Buyer).

8.7          Transition of Customers from CPD. From and after the Closing, subject to Seller’s invoicing and collection rights described in Section 7.2, Seller acknowledges and agrees that Buyer shall have the right to control the business relationship with CPD Customers free of interference of Seller. Without limiting the generality of the foregoing, Buyer shall be free to offer to CPD Customers products other than the CPD Products developed by Seller and to replace CPD Products developed by Seller with similar products developed or licensed by Buyer. Buyer shall not be restricted in any manner by Seller or this Agreement in the terms or conditions of agreements or arrangements with any customer of the Business, including, without limitation, the price Buyer charges for the sale or license of the CPD Product or any other product or service. With respect to price adjustments, Buyer shall have the right to increase or decrease charges for the CPD Product and other products and services as Buyer determines appropriate in its discretion in light of market conditions and other factors affecting its business; provided, however, that Buyer shall use commercially reasonable efforts to avoid price reductions for CPD Customer Contracts during the terms of such CPD Customer Contracts remaining as of the Closing Date. In the event Buyer replaces any CPD Product developed by Seller with any Buyer product during the Payment Term, the amounts payable by the relevant CPD Customer for the replacement product during the period then remaining in the Payment Term shall be deemed to be CPD Customer Contract Revenue for purposes of calculating the Purchase Price. Any amounts that first become due for a replacement product after the Payment Term shall not be counted as CPD Customer Contract Revenue. Buyer does not guarantee that it will have access to the Third-Party Data necessary to publish the CPD Product or any replacement product during the Payment Term, and Buyer shall have no obligation to maintain or supply the CPD Product or any replacement product if Buyer loses its right to access or use any such Third-Party Data.

8.8          Transition Period for Cessation of Use of Excluded Marks. Notwithstanding the exclusion of such assets pursuant to Section 2.2 hereof, Buyer shall have the right, and Seller hereby grants to Buyer a limited, non-royalty-bearing license, for a period of ninety (90) days following the Closing, to continue to use the name “DCS” and other excluded marks currently used in the Business, to the extent that such marks appear on products, user documentation, promotional materials and other documents previously produced by Seller (it being agreed that no purchase orders shall be issued under Seller’s name and the form client contracts used in the Business shall promptly be changed to substitute

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Buyer’s names for Seller’s names therein). In the event that Buyer creates any new products, user documentation, promotional materials or other documents incorporating the use of the name “DCS” or other excluded marks, then Buyer shall submit such to Seller for approval in accordance with Section 11.11. Buyer agrees that notwithstanding the foregoing license grant, Buyer shall use commercially reasonable efforts to cease using such marks as soon as practicable (and in any event by the end of such ninety (90) day period).

8.9	Common Code.

8.9.1       Certain source code for the CPD Product is also used by Seller in proprietary computer programs not used in the Business and not sold to Buyer pursuant to this Agreement (collectively, “Common Code”). Such Common Code, the computer programs in which it is used and the functionality it provides are identified in Schedule 8.9 to this Agreement.

8.9.2       Subject to the terms and conditions of this Agreement, effective as of the Closing, Seller grants to Buyer, and Buyer accepts, all of the right, title and interest of a joint owner of copyrighted materials in and to the Common Code. Buyer acknowledges that Seller shall also retain the rights of a joint owner in the Common Code. As joint owners, each of the parties shall be entitled to exploit the Common Code for their own benefit and for their own account without notice to or consent of the other party, and without duty to account to the other party, but subject to the restrictions on Seller’s use as set forth in this Section 8.9. Each of the parties shall be the exclusive owner of any derivative works created by it from the Common Code.

8.9.3       Notwithstanding its status as a joint owner of the Common Code, Seller shall not use (directly or indirectly), any Common Code or any derivative of the Common Code for the purpose of creating any new product or new feature in any existing product, including, without limitation, Seller’s dealer management system, that would perform the functions of an electronic parts catalog or otherwise compete with the Business, except only to the extent that Common Code may be used to improve, or as a substitute for, existing electronic parts catalog functionality used or developed (a) by a Person described in clause (a) of Section 6.2.2 that purchases all or substantially all of the business of Seller remaining after Closing or (b) in connection with an Acquired EPC Business retained by Seller after such Acquired EPC Business is offered to Buyer as described in clause (b) of Section 6.2.2.

9.	SURVIVAL AND INDEMNIFICATION

9.1          Survival of Representations, Warranties and Covenants. The respective representations and warranties of Seller and Buyer contained in this Agreement or in any Other Agreement shall survive the Closing Date, but shall expire upon the fifth (5th) anniversary of the Closing Date, except that (a) Seller’s representations in Sections 4.1, 4.2 and 4.7 shall not expire, (b) Seller’s representations and warranties in Sections 4.10 and 4.12 hereof shall expire upon the expiration of all statutes of limitation applicable thereto, and (c) all such representations and warranties shall survive to the limited extent that they are the subject of an indemnification claim for which a Certificate, identifying such representations and warranties, has been delivered to the Indemnifying Party prior to the relevant expiration date and such representations and warranties shall survive until the indemnification claim is fully and finally judicially determined or otherwise resolved. The respective covenants and agreements of Seller and Buyer as of the Closing Date contained in this Agreement or in any Other Agreement (including, without limitation, the respective indemnification obligations of Seller and Buyer set forth in Sections 9.2.1 and 9.2.2 hereof) shall survive the consummation of the transactions contemplated by this Agreement.

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9.2	Indemnification.

9.2.1       Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, stockholders, employees, successors and assigns (collectively, “Buyer Indemnified Parties”) from and against, and pay or reimburse each of them for, any and all demands, claims, causes of action, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees of attorneys, accountants, and experts, interest and any penalties) (collectively, “Losses” and individually, a “Loss”), whether or not resulting from any third party claims or otherwise incurred or suffered by any such Persons arising out of (a) any breach of any representation or warranty made by Seller herein or in any Other Agreement; (b) any breach or non-fulfillment of any covenant or obligation of Seller under this Agreement; (c) any of the Excluded Liabilities; and (d) without limiting the generality of any of the foregoing, any claims or allegations of infringement, misappropriation or similar violation of rights based on or arising from Buyer’s use of the software “Btrieve” and/or “Decomp” after the Closing.

9.2.2       Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, stockholders, employees, successors and assigns from and against, and pay or reimburse each of them for, any and all Losses, whether or not resulting from any third party claims or otherwise incurred or suffered by any such Persons arising out of (a) any breach of any representation or warranty made by Buyer herein or in any Other Agreement, (b) any breach or non-fulfillment of any covenant or obligation of Buyer under this Agreement, and (c) the Assumed Liabilities.

9.3	Indemnification Procedure.

9.3.1       Promptly after the party or parties seeking indemnification (each, an “Indemnified Party”) learns of any event or circumstance, including, without limitation, any claim by a third party, that may give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”). The Certificate shall: (a) state that the Indemnified Party has incurred or anticipates that it will incur Losses for which it is entitled to indemnification pursuant to this Agreement; and (b) specify in reasonable detail each individual item of Loss, the date such item was incurred or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related, a description of any third-party claim that may give rise to a Loss, and the computation of the amount to be indemnified (to the extent an amount can then be determined). Any failure or delay by the Indemnified Party in delivering a Certificate to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Agreement, except to only to the extent that the Indemnifying Party is prejudiced by such failure or delay.

9.3.2       In the event the Indemnifying Party objects to the indemnification claimed, the Indemnifying Party shall notify the Indemnified Party in writing sent within ten (10) Business Days of its receipt of the Certificate. The Indemnifying Party’s notice shall state in reasonable detail the basis for its objection.

9.3.3       With respect to any third-party claim for which indemnification is sought, the Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel and the payment of expenses). Until the Indemnifying Party assumes the defense of the Indemnified Party against such claim, the Indemnified Party may undertake the defense, provided that the Indemnified Party may not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed; and, if such Indemnified Party is entitled to indemnification under this Article 9, all legal or other expenses reasonably incurred by the Indemnified Party until the defense is assumed by the Indemnifying Party shall be borne by the Indemnifying Party. Any Indemnified Party shall have the

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right to select and employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party, except (a) to the extent expressly provided in the immediately preceding sentence, and (b) in the event any Buyer Indemnified Party is made a party to any litigation or arbitration with respect to any Assumed Contract and/or any of the litigation or claims disclosed on Schedule 4.7 and the defenses, counterclaims or third-party claims of Seller and such Buyer Indemnified Party(ies) are not so aligned that a joint defense could be made without compromise of counsel’s loyalty to all of its clients, Seller shall reimburse such Buyer Indemnified Party(ies) for its costs and expenses to employ separate counsel in any such action or claim. The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any settlement or compromise of any such action or claim effected without the consent of the Indemnifying Party, unless such consent was unreasonably withheld, conditioned or delayed. After any such claim has been filed or initiated, each party shall make available to the other and its attorneys, accountants and experts (subject to confidentiality restrictions or appropriate protective orders) all pertinent information under its control relating to such claim, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim. If the Indemnifying Party assumes the defense of a third party claim, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent (which consent shall not unreasonably be withheld, conditioned or delayed) unless (A) there is no finding or admission in the compromise or settlement of any violation of law by or on behalf of the Indemnified Party, (B) the relief provided by the compromise or settlement is to be paid or satisfied in full by the Indemnifying Party, (C) the compromise or settlement includes, as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such third party claim, and (D) if Buyer is an Indemnified Party, the compromise or settlement does not purport to amend, modify or terminate any Assumed Contract, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof affected without its consent.

9.3.4       To the extent the Indemnified Party is entitled to be paid or reimbursed its costs and expenses to participate in the defense of any claim for which it is entitled to be indemnified under this Section 9, the Indemnifying Party shall pay or reimburse such costs and expenses upon request of the Indemnified Party from time to time as such costs and expenses are incurred. The Indemnified Party shall include with its request for payment supporting documentation, provided, however, that the Indemnified Party shall not be obligated to disclose any material covered by attorney-client privilege. Within thirty (30) Business Days after the final determination (by judge or arbitrator, as the case may be) or settlement of the amount of any claims for Losses to be indemnified pursuant to this Agreement, the Indemnifying Party shall pay such determined or settled amount to the Indemnified Party by wire transfer to the bank account or accounts designated in writing by the Indemnified Party. Buyer shall also have the right to set-off from any installment of the Purchase Price and from any other payment due or to become due to Seller under this Agreement any Loss for which any Buyer Indemnified Party is entitled to be indemnified.

9.3.5       The amount of any Losses incurred by any Indemnified Party shall be reduced by (x) any amount actually received by such Person with respect to such claim pursuant to any applicable policy or policies of insurance held by such Person, except to the extent that such Person shall have assigned such proceeds to the Indemnifying Party; provided, however, that to the extent that an Indemnified Party receives any amount under any applicable policy or policies of insurance after the date such Indemnified Party has actually received full indemnification payment from an Indemnifying Party, the Indemnified Party shall promptly tender such amounts to the Indemnifying Party, and (y) the value of any Tax benefits actually realized by any Indemnified Party as a result of such Losses; provided, however, that to the extent that an Indemnified Party realizes such Tax benefits after receiving full payment from the Indemnifying Party, the Indemnified Party shall promptly pay such amount to the Indemnifying Party.

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9.3.6       Except for the prohibitions on Seller pursuing claims against Buyer’s customers expressly set forth herein, to the extent that the Indemnifying Party discharges any claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against third parties.

10.	DISPUTE RESOLUTION

10.1        Negotiation. Should a dispute arise between the parties relating to this Agreement, the parties will in good faith attempt to resolve the dispute between their respective business contacts. Either party may give notice of such a dispute to the representative of the other party identified in Section 11.9 (Notice), and the business contacts will meet and attempt to resolve the dispute within ten (10) Business Days following delivery of such notice. Failing resolution during the period provided in Section 10.1, each party shall proceed with a hearing by senior executives of Buyer and Seller. Each party shall appoint a senior executive, and the senior executives shall meet in person within ten (10) days after the end of manager-level negotiations and in good faith attempt to resolve the dispute. If the senior executives cannot resolve the dispute within fifteen (15) Business Days after their initial meeting, the aggrieved party may take such action as it deems appropriate to commence arbitration as provided in Section 10.2.

10.2        Arbitration. If the senior executives cannot resolve the dispute by negotiation, then the dispute shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (as such rules may be modified by the mutual agreement of the parties and the arbitrator selected). The arbitration shall be conducted in Chicago, Illinois by a single arbitrator mutually acceptable to the parties. In the event that the parties cannot agree on a single arbitrator, Seller shall select an arbitrator, Buyer shall select an arbitrator, and the two arbitrators together shall select a third arbitrator. All arbitrators selected shall be from a list proposed by the American Arbitration Association (“AAA”). If the two arbitrators selected by the parties cannot agree on a third arbitrator, the third arbitrator shall be appointed by the AAA. All arbitrators shall be attorneys knowledgeable about software contracts and/or intellectual property and shall swear an oath of neutrality. The arbitrator(s) may order such limited “discovery” as the arbitrator(s) determines necessary and appropriate to facilitate the fair and efficient resolution of the dispute. The decision of the arbitrator(s) shall be based on the terms of this Agreement and applicable law, and the arbitrator(s) shall have no authority to award punitive damages. Judgment on the arbitration award may be entered by any court (state or federal) having jurisdiction over such award. The parties shall share equally the costs of the arbitration, including the fees of the arbitrator(s), and each party shall bear its own attorneys’ fees and related costs and expenses to participate in the arbitration unless the arbitrator(s) determines that fees and expenses should be awarded to the prevailing party. In the event the arbitrator(s) determines that claims asserted are, on the whole, frivolous or lacking substantial merit, the arbitrator(s) shall award attorneys’ fees and expenses to the prevailing party. Both the parties and the arbitrator(s) shall keep the fact of the arbitration, the arbitration proceedings and the arbitration decision in confidence except only for such disclosure as may be legally required or as may be necessary to enforce the arbitral award.

10.3        Interim Relief. Either party may seek any interim or preliminary relief from a court of competent jurisdiction (state or federal) necessary to protect the rights or property of such party pending completion of any arbitration. Without limiting the generality of the foregoing, this exception to arbitration shall apply in the event of an alleged breach of a party’s confidentiality obligations.

11.	MISCELLANEOUS

11.1        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Other Agreements set forth the entire understanding of the parties hereto with respect to the subject

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matter hereof. Any prior agreements or undertakings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

11.2        Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that either party may assign this Agreement without such written consent of the other party to an Affiliate, to a successor by merger or to the purchaser of all or substantially all of the business or assets of the assigning party.

11.3        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.4        Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.5        Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

11.6        No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Person other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

11.7        Sales and Transfer Taxes. Notwithstanding Section 8.4 hereof, Seller shall be responsible for and shall pay when due all applicable sales and transfer taxes and fees that may be levied on any party to this Agreement by any taxing jurisdictions that are directly attributable to the sale, conveyance, assignment, transfer or delivery of the Assets.

11.8        Expenses. Except as otherwise provided in this Agreement, each of Seller and Buyer shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal counsel.

11.9        Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be sufficiently given if delivered in person, sent by telecopier (with a confirmation copy also sent by overnight delivery or first class mail), sent by reputable express overnight courier service or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

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If to Buyer, to:	ProQuest Business Solutions Inc. 3900 Kinross Lakes Parkway Richfield, Ohio 44286 Telecopy: (330) 659-1910 Attention: President
With a copy to:	ProQuest Business Solutions Inc. 3900 Kinross Lakes Parkway Richfield, Ohio 44286 Telecopy: (330) 659-2772 Attention: Vice President and General Counsel
If to Seller, to:	Dealer Computer Services, Inc. 6700 Hollister Houston, Texas 77040 Telecopy: (713) 718-1442 Attention: VP Manufacturer Integration
With a copy to:	Dealer Computer Services, Inc. 6700 Hollister Houston, Texas 77040 Telecopy: (713) 718-1474 Attention: Legal Department

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is telecopied in the manner provided herein or sent by registered mail shall be presumed to have been duly given to the party to whom it is directed upon confirmation of such telecopy or signed receipt of such mail. Any notice which is sent by reputable express overnight courier service in the manner provided herein shall be presumed to have been duly given to the party to which it is addressed at the close of business on the next day after the day it is deposited with such courier service.

11.10      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to the principles of conflict of laws that would cause the law of any other jurisdiction to be applied.

11.11      Publicity. Except as otherwise required by applicable laws or regulations, neither Seller nor Buyer shall issue any press release or make any other public statement relating to or connected with or arising out of this Agreement or the matters contemplated hereby without obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof.

11.12      Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transaction contemplated hereby are not affected in any manner adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

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11.13	Confidentiality.

11.13.1  Except as otherwise required by applicable laws or regulations or otherwise provided by the terms of this Agreement, Seller and Buyer agree to, and to cause their respective Affiliates, officers, directors and employees to, keep confidential all non-public information of the other or the Business except information which (a) becomes known to the other from a source which is not obligated to keep such information confidential or (b) becomes generally available to the public. Without limiting the generality of this provision, Seller expressly acknowledges and agrees that all information received by Seller from any source in connection with the services provided by Seller to CPD Customers pursuant to Section 6.5 shall be confidential information of Buyer subject to the restrictions of this Section 11.13. In addition, the parties agree to keep confidential the terms of this Agreement except (x) to the extent necessary to comply with any legal requirement, including, without limitations, any disclosures required to be made to any regulatory authority, (y) to prospective purchasers of the business or assets of the disclosing party provided that the disclosing party requires any such prospective purchaser to maintain the confidentiality of this Agreement, and (z) to the extent necessary or useful for the disclosing party to enforce the Agreement.

11.13.2  Buyer acknowledges that one form of CPD Customer Contract (some of which Buyer is assuming under this Agreement) contains terms, provisions, and pricing related to Seller’s Non-CPD Products (specifically, Seller’s dealer management system products and services). Buyer agrees to keep any and all information learned by Buyer as a result of this transaction that relates only to Seller’s Non-CPD Products, including pricing and contract terms, confidential pursuant to this Section 11.13. Further, Buyer acknowledges that Seller is in litigation (as disclosed on Schedule 4.7) with several Dealers regarding certain CPD Customer Contracts. Buyer agrees that Buyer will not voluntarily communicate with any counsel (or representative or agent of such counsel) opposing Seller in any such litigation, or any future litigation in which Seller may be involved regarding any CPD Customer Contract, any information learned by Buyer regarding the CPD Product or the Business, except to the extent Buyer is compelled to do so by law or order of any court or other authority with jurisdiction over the litigation in which the information is sought. If Buyer, or any representative of Buyer, is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or by law) to disclose any such information, then Buyer shall provide Seller with prompt written notice of such request or requirement and shall reasonably cooperate with Seller so that Seller may seek a protective order or other appropriate remedy, or if Seller so elects, waive compliance with the terms of this Section with respect to such disclosure. If such protective order or other remedy is not obtained, or if Seller waives compliance with the terms of this Section with respect to such disclosure, Buyer shall disclose only that portion of the information that is legally required to be disclosed and shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

11.13.3  The foregoing confidentiality restrictions of this Section 11.13 shall not, however, restrict Buyer’s use or disclosure of any information comprising part of the Assets purchased by Buyer pursuant to this Agreement; provided, however, that Buyer shall not disclose any such information to opposing counsel or to a representative of opposing counsel involved in any litigation with Seller disclosed on Schedule 4.7 to this Agreement without the prior written consent of Seller, unless such disclosure is required by law or order of any authority with jurisdiction over the litigation, in which case, Buyer shall provide Seller with notice prior to disclosure but Buyer shall not be prohibited by this Section from complying with any legal requirement.

11.13.4  In the event of any breach of this provision, the non-breaching party shall be entitled to injunctive or other equitable relief to protect its interest from irreparable harm, and such relief shall be in addition to, not in lieu of, any remedies otherwise available to the non-breaching party.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

BUYER: ProQuest Business Solutions Inc. By: Name: Title:	SELLER: Dealer Computer Services, Inc. By: Name: Title:

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LIST OF SCHEDULES

Schedule 2.1(a)	Computer Equipment Used for Publishing
Schedule 2.1(e)	Transferred Trade Names and Marks
Schedule 2.2(h)	Excluded Contracts
Schedule 2.5	Contract Consents
Schedule 3.2	Installment Payment Report Form
Schedule 4.3	Transaction Consents
Schedule 4.4	Warranties
Schedule 4.5	Encumbrances
Schedule 4.6	Assignment of Assumed Contracts; Form of CPD Customer Contracts
Schedule 4.7	Litigation
Schedule 4.9.1	Owned Software and Document; Publishing Technology
Schedule 4.9.2	Copyright Registrations and Patents
Schedule 4.9.3	Trademarks
Schedule 4.9.4	Software Agreements
Schedule 4.9.6	Infringement Claims
Schedule 4.9.7	Licensed Software and Data
Schedule 4.9.11	Licenses Granted by Seller
Schedule 4.10	Compliance with Laws
Schedule 4.12	Customers
Schedule 4.14	Affiliates
Schedule 4.16	Sufficiency of Assets
Schedule 6.3	Transition Services; Publishing Transition
Schedule 8.9	Common Code

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